Exhibit 99.1


   The First Bancshares, Inc. Reports Record Earnings for the Second Quarter;
                 Quarterly Earnings Per Share Grow 100% to $0.42


     HATTIESBURG, Miss.--(BUSINESS WIRE)--July 31, 2006--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported record earnings for the Company for the quarter ended June 30, 2006.
     Earnings for the quarter ended June 30, 2006 amounted to $988 thousand, or $0.42 per share, compared to $494 thousand or $0.21 per share for the same quarter in 2005, an increase of $0.21 per share, or 100%.
     Earnings for the six months ending June 30, 2006 amounted to $1.75 million or $0.74 per share, compared to $859 thousand or $0.37 per share for the same period in 2005, an increase of $0.37 per share, or 100%.
     David E. Johnson, Chairman and Chief Executive officer, commented, "We are continuing our strong 2006 with another quarter of exceptional earnings. This marks our third consecutive quarter we have achieved record earnings. The Company is growing profitably in its mature markets and experiencing exceptional growth in its new markets. We believe we are continuing to offer our shareholders an excellent return on their investment."

     Further Results of the Quarter Ended June 30, 2006

     Return on average assets and average equity for the quarter ended June 30, 2006, was 1.25% and 21.28% compared to .83% and 11.78% for the quarter ended June 30, 2005.
     Net interest income for the quarter ended June 30, 2006, was $3.53 million, a $1.09 million increase compared to the second quarter in 2005. Non-interest income increased for the second quarter of 2006 by $243 thousand as compared to the second quarter of 2005. $224 thousand of the $243 thousand increase is attributable to a recorded gain on the sale of a parcel of real estate. Non-interest expense increased $762 thousand to $2.66 million as compared to $1.90 million for the second quarter of 2005.
     Net interest income for the six months ended June 30, 2006, increased $1.90 million over the same period in 2005. Non-interest income increased to $1.12 million from $892 thousand for the six months ended June 30, 2006 as compared to the same period in 2005 while non interest expense also increased to $4.97 million from $3.84 million.
     Total assets were up $81.5 million, or 33%, between June 30, 2005, and June 30, 2006. The increase in assets from last year was funded by deposit growth of $72.1 million or 37%. Total net loans were up $41.6 million, or 21%, between June 30, 2005, and June 30, 2006.
     At June 30, 2006, The First Bancshares reported total loans of $238.0 million, total assets of $329.2 million, total deposits of $268.6 million and shareholders' equity of $19.5 million.

     Merger with First National Bank of Wiggins

     As announced previously, The First has signed a definitive agreement with First National Bank of Wiggins, south of Hattiesburg and within the Bank's current footprint. The First National Bank of Wiggins has $45 million in deposits and $20 million in loans and the merger has a transaction value of $4.2 million. David E. Johnson, Chairman and Chief Executive Officer, stated, "Our merger with First National Bank of Wiggins is on-track and we anticipate completing it in September of 2006."

     Listing on NASDAQ

     The First met the listing requirements for NASDAQ Capital Market and was traded on NASDAQ for the first time at the Market's open on May 26, 2006.

     About The First Bancshares, Inc.

     The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. Founded in 1996, The First operates 8 offices with locations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula and Bay St. Louis, Mississippi. The Company's stock is traded on NASDAQ under the symbol FBMS.

     Forward-Looking Statements

     This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC's website, http://www.sec.gov.

                           THE FIRST BANCSHARES, INC.
                              FINANCIAL HIGHLIGHTS
                                   (Unaudited)

               ($ amounts in thousands except earnings per share)

                            For the three months   For the six months
                               ended June 30,        ended June 30,

                                2006      2005       2006       2005

Interest income                5,548      3,718     10,392      7,020
Interest expense               2,014      1,274      3,816      2,347
Net interest income            3,534      2,444      6,576      4,673
Provision for loan losses        209        233        294        437
Net interest income after
 provision for loan losses     3,325      2,211      6,282      4,236
Non-interest income              676        433      1,123        892
Non-interest expense           2,662      1,900      4,969      3,837
Income before income taxes     1,339        744      2,436      1,291
Income taxes                     351        250        688        432
Net income                   $   988    $   494    $ 1,748    $   859

Basic:
Earnings per share           $   .42    $   .21    $   .74    $   .37

Diluted:
Earnings per share           $   .39    $   .20    $   .69    $   .35



                                  June 30,    December 31,    June 30,
                                    2006          2005          2005

Total assets                       329,229       294,390      247,769
Cash and due from banks             13,510        12,144        6,591
Federal funds sold                     365        15,785        1,240
Investment securities               58,754        50,660       28,491
Loans, net of unearned interest    240,652       200,310      198,510
Deposits-interest bearing          213,495       192,364      163,273
Deposits-non interest bearing       55,142        49,585       33,272
Total deposits                     268,637       241,949      196,545
Borrowed funds                      28,831        25,465       25,507
Subordinated debentures             11,217         7,217        7,217
Stockholder's equity                19,459        18,478       17,547
Book value (per share)          $     8.18    $     7.70   $     7.32
Total shares outstanding         2,379,630     2,425,039    2,397,006



     CONTACT: The First Bancshares, Inc.
              David Johnson, 601-268-8998